UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:April 18, 2008

Golden Eagle International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Colorado	0-23726	84-1116515
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification
Incorporation)		No.)

9661 South 700 East, Salt Lake City, Utah 84070
(Address of Principal Executive Offices) (Zip Code)

(801) 619-9320
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, If Changed Since Last Report.)

The Registrant, Golden Eagle International, Inc., is hereafter referred to as "we", "us", or "our".

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

As described below in Section 5, Item 5.02, on April 18, 2008, our Board of Directors appointed Blane W. Wilson as our Chief Operating Officer. In connection with that appointment, we entered into an Employment Agreement with Blane W. Wilson for a 3-year term of employment (from April 18, 2008 to April 18, 2011) under the following terms and conditions:

a.	Mr. Wilson will receive a base salary of $120,000 per annum;

b.	Mr. Wilson will devote his time, attention and energies on a full-time basis to our business and will not engage in any other employment or business activities without our prior written consent;

b.	Mr. Wilson will receive a three percent (3%) override royalty on the net smelter return (defined as the market price paid for any mineral or metal produced and sold, less all costs associated with the milling and recovery of the mineral) resulting from any gold production at the Gold Bar Mill, if our Board of Directors determines that he is the primary contributor in bringing the Gold Bar mill into production;

c.	A “Signing Bonus” option, with a 3-year term, to purchase from us our common shares that could be purchased with $100,000 at an exercise price equal to the average of the closing price for the 10 trading days preceding signing;

d.	An option upon the completion of each 90-day period of employment, with a 3-year term, to purchase our common shares with a value of $25,000 and an exercise price based on the average of the closing price for the 10 trading days preceding the last day of the 90-day period;

e.	An undefined, performance-based, annual cash bonus upon Mr. Wilson’s employment anniversary, and each anniversary thereafter, to be determined by our Board of Directors;

f.	A severance payment, if termination occurs within the first 6-month period, of 6 months of salary, or if after the end of the first 6-month period, then 12 months of salary; and

g.	A standard benefit package, including, but not limited to, health and life insurance, as well as a company vehicle during his service with us in Nevada.

As noted in Item 9.01 below, we have attached as Exhibit 10.1, the Employment Agreement between Blane W. Wilson and us.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of Officer

On April 18, 2008 our Board of Directors appointed Blane W. Wilson, 45, as our Chief Operating Officer. We described above under Item 1.01, the Employment Agreement between us and Mr. Wilson, whereby Mr. Wilson will receive various forms of compensation in connection with his employment with us, including our grant of options to him (See, Item 1.01 d. above).

Blane W. Wilson
Blane W. Wilson has 24 years of experience in milling and processing operations in the mining industry. From March 1989 to April 2008, he was employed at the Queenstake Resources USA at its Jerritt Canyon gold mine and mill located north of Elko, Nevada. During March and April of 2008, Mr. Wilson was the Corporate Operations Manager of Queenstake Resources, USA (now Yukon-Nevada Gold Corporation) at the Jerritt Canyon operation. During his affiliation with Queenstake Resources, USA (Yukon-Nevada Gold Corporation), Mr. Wilson served in a variety of capacities, including as Mill Foreman, Process Operations Supervisor, Process Superintendent and Process Manager. Mr. Wilson has studied business management courses and leadership training while attending Utah Valley State College in Orem, Utah; Utah State University Extension in Roosevelt, Utah and Great Basin State College in Elko, Nevada.

Section 8 – Other Events

Item 8.01 Other Events

As noted below in Item 9.01, we have attached hereto a press release regarding the matters contained in this Form 8-K that we intend to release to the public after this Form 8-K is filed with the Securities and Exchange Commission.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement between Golden Eagle International, Inc. and Blane Wilson
99.1	Press Release

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 22nd day of April, 2008.

Golden Eagle International, Inc. By: /s/ Terry C. Turner —————————————— Terry C. Turner, President and Chief Executive Officer